Exhibit 99.1
VOLCANO CORPORATION EXPECTS TO EXCEED PREVIOUSLY-ANNOUNCED
REVENUE GUIDANCE FOR FISCAL 2006
     (RANCHO CORDOVA, CA), January 10, 2007—Volcano Corporation (NASDAQ: VOLC), a provider of intravascular ultrasound (IVUS) and functional measurement (FM) products designed to enhance the diagnosis and treatment of vascular and structural heart diseases, said today that it expects fiscal 2006 revenues to be approximately $103 million and revenues for the fourth quarter of 2006 to be approximately $29 million. This compares with prior revenue guidance given on November 1, 2006 for fiscal 2006 revenues of $98 million. These results reflect year-over-year revenue growth of approximately 12 percent and 20 percent for the full year and fourth quarter of 2006, respectively.
     The company said that it was providing the updated 2006 revenue projection in advance of company meetings with the investment community and a presentation at the JP Morgan Healthcare Conference on Thursday, January 11. Further details of the company’s fourth quarter and full-year operating and financial performance will be released later this quarter, which will be followed by a conference call and web cast open to all interested parties. Details of the earnings release date, conference call and web cast will be provided in a subsequent release.
     As previously announced, Scott Huennekens, president and chief executive officer, will be speaking about the company at the JP Morgan Healthcare Conference, beginning tomorrow at 8 a.m., Pacific Standard Time (11 a.m., Eastern Standard Time). The presentation will be available through https://events.jpmorgan.com and via the company’s website at www.volcanocorp.com.
     Volcano Corporation offers a broad suite of devices that facilitate endovascular procedures, enhance the diagnosis of vascular and structural heart diseases and guide optimal therapies. The company’s intravascular (IVUS) product line includes ultrasound consoles that can be integrated directly into virtually any modern cath lab and single-use phased array and rotational IVUS imaging catheters. Volcano also has unique advanced functionality options such as VH tissue characterization and IVUS and angiography co-registration. Volcano also provides functional measurement (FM) consoles and single-use pressure and flow guide wires. Currently, more than 2,300 Volcano IVUS and FM systems are installed worldwide, with approximately half of its revenues coming from outside the United States. For more information, visit the company’s website at www.volcanocorp.com.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding Volcano’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning Volcano’s expected revenues and revenue growth for the fourth quarter and fiscal year ended December 31, 2006 are forward-looking statements involving risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Volcano’s results to differ materially from the statements contained herein. The potential risks and uncertainties that could cause actual results to differ from the results predicted are detailed in the company’s reports and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.
Contacts:
John Dahldorf
Chief Financial Officer
Volcano Corporation
(916) 638-8008
or
Neal Rosen
Kalt Rosen & Co.
(415) 397-2686